Exhibit 11.1

                            COMPETITIVE TECHNOLOGIES, INC.

                     Schedule of Computation of Earnings Per Share



                                                  Year ended July 31,
                                         1996          1995          1994


Loss from continuing operations       $ (588,101)   $ (641,249)   $ (828,996)
Income (loss) from operations of
  discontinued operations                     --        99,468       (10,786)
Net gain (loss) on disposal of
  discontinued operations                     --     2,534,505       221,852

Net income (loss) applicable to
  common stock                        $ (588,101)   $1,992,724    $ (617,930)

Common and common equivalents shares -
  primary:
  Weighted average common shares
    outstanding                        5,853,814     5,805,833     5,761,610
  Adjustments for assumed exercise
    of stock options                      54,009*        5,986         7,838 *
  Adjustments for assumed exercise
    of stock warrants                     15,373*        3,007         4,274 *
  Weighted average number of common
    and common equivalent shares
    outstanding                        5,923,196     5,814,826     5,773,722

Common and common equivalent shares -
  fully diluted:
  Weighted average common shares
    outstanding                        5,853,814     5,805,833     5,761,610
  Adjustments for assumed exercise of
    stock options                         66,157*        5,986        14,341 *
  Adjustments for assumed exercise of
    stock warrants                        21,507*        3,007         8,500 *
  Weighted average number of common
    and common equivalent shares
    outstanding                        5,941,478     5,814,826     5,784,451

Net income (loss) per share of common
  stock - primary and fully diluted:

  Continuing operations               $    (0.10)   $    (0.11)   $    (0.15)
  Operations of discontinued operation        --          0.02         (0.00)
  Disposal of discontinued operations         --          0.43          0.04
  Net income (loss) per share of
    common stock                      $    (0.10)   $     0.34    $    (0.11)

* Anti-dilutive.


These calculations are submitted in accordance with the requirements of Regulation S-K item 601 (b) (11) which differ from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 and produce an anti-dilutive result.